Exhibit 5.1

July 30, 2019

SG Blocks, Inc.

195 Montague Street, 14th Floor

Brooklyn, NY 11201

Re:	SG Blocks, Inc. - Public Offering of 900,000 Common Shares

Ladies and Gentlemen:

We have acted as counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-228882 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which was declared effective on February 7, 2019, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). We have also acted as counsel to the Company in connection with the preparation of a prospectus supplement dated July 30, 2019 to the base prospectus dated December 18, 2018 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to the underwriting agreement dated July 29, 2019 (the “Underwriting Agreement”), between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., as underwriter, of 900,000 shares of Common Stock (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulations S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus, the Underwriting Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP